                                                              EXHIBIT (d)(xviii)

                                  MANAGED FUND
                                       OF
                      THE ENTERPRISE GROUP OF FUNDS, INC.

                            FUND MANAGER'S AGREEMENT

     THIS AGREEMENT, made the 26th day of October, 1999, is among The Enterprise Group of Funds, Inc. (the "Fund"), a Maryland corporation, Enterprise Capital Management, Inc., a Georgia corporation (hereinafter referred to as the "Adviser"), and Sanford C. Bernstein & Co., Inc., a New York corporation (hereinafter referred to as the "Fund Manager").

                             BACKGROUND INFORMATION

     (A) The Adviser has entered into an Investment Adviser's Agreement with the Fund ("Investment Adviser's Agreement"). Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the funds of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as fund managers to the funds.

     (B) The parties hereto wish to enter into an agreement whereby the Fund Manager will provide to the Managed Fund of the Fund (the "Managed Fund") securities investment advisory services for the Managed Fund.

                                WITNESSETH THAT:

     In consideration of the mutual covenants herein contained, the Fund, Adviser and the Fund Manager agree as follows:

          (1) The Fund and Adviser hereby employ the Fund Manager to render certain investment advisory services to the Managed Fund, as set forth herein. The Fund Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

          (2) The Fund Manager shall furnish the Managed Fund advice with respect to the investment and reinvestment of the assets of the Managed Fund, or such portion of the assets of the Managed Fund as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations applicable to the Managed Fund which are set forth in the Fund's most recent Registration Statement.

          (3) The Fund Manager shall perform a monthly reconciliation of the Managed Fund to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

          (4) The Fund Manager shall for all purposes herein be deemed to be an independent contractor. The Fund Manager has no authority to act for or represent the Fund or the funds in any way except to direct securities transactions pursuant to its investment advice hereunder. The Fund Manager is not an agent of the Fund or the funds.

          (5) It is understood that the Fund Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the funds.

          (6) (a) The Adviser agrees to pay the Fund Manager for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of this Agreement, on the twentieth (20th) day after the close of each calendar month, a sum equal to
     0.03333 of 1% of the average of the daily closing net asset value of the Managed Fund managed by the Fund Manager during such month (that is, 0.40 of 1% per year) for the first $10,000,000 of assets under management; and a sum equal to 0.025 of 1% of the average of the daily closing net asset value of the Managed Fund during such month (that is, 0.30 of 1% per year) for the next $40,000,000 of assets under management (up to $50,000,000); and a sum equal to 0.0166667 of 1% of the average of the daily closing net asset value of the Managed Fund during such month (that is 0.20 of 1% per year) for the next $50,000,000 of assets under management (up to $100,000,000); and a sum equal to 0.0083333 of 1% of the average of the daily closing net asset value of the Managed Fund during such month (that is 0.10% per year) for assets under management over $100,000,000.

          (6) (b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

          (6) (c) For the purposes of this Paragraph 6, the daily closing net asset values of the Portfolio shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the Managed Fund shares.

          (7) The services of the Fund Manager hereunder are not to be deemed to be exclusive, and the Fund Manager is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Fund Manager of its responsibilities hereunder, it is agreed that the Fund Manager may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder.

          (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Fund Manager shall not be liable to the Fund, the Managed Fund or the Adviser or to any shareholder or shareholders of the Fund, the Managed Fund or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Fund Manager hereunder.

          (9) The Fund Manager will take necessary steps to prevent the investment professionals of the Fund Manager who are responsible for investing assets of the Managed Fund from taking, at any time, a short position in any shares of any holdings of the Managed Fund for any accounts in which such individuals have a beneficial interest, excluding short positions, including without limitation, short against-the-box positions, effected for tax reasons. The Fund Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to Managed Fund transactions insofar as such transactions may relate to the Fund Manager.

          (10) In connection with the management of the investment and reinvestment of the assets of the Managed Fund, the Fund Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Managed Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of fund securities for the Managed Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Managed Fund and its shareholders, the Fund Manager shall have the right, subject to the approval of the Board of Directors of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Managed Fund, the Adviser, or the Fund Manager and, subject to the Conduct Rules of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of the funds.

          In lieu of selecting broker-dealers to execute transactions for the Managed Fund, the Fund Manager may execute such transactions for the Managed Fund provided that it "steps-out" such transactions to the broker-dealers selected by the Fund Manager. A step-out is a service provided by the New York Stock Exchange and other markets which allows the Fund Manager to provide the Managed Fund with the benefit of the Fund Manager's execution capabilities at no additional charge and then transfer or step-out the confirmation and settlement responsibilities of such transactions to the broker-dealer(s) selected by the Fund Manager. In connection with a step-out, transaction charges shall be paid by the Managed Fund to the broker-dealers selected by the Fund Manager and not to the Fund Manager.

          In addition to selecting brokers or dealers to execute transactions for the Managed Fund, the Fund Manager may, subject to obtaining best execution, also act as a broker for the Managed Fund from time to time at rates not exceeding the usual and customary broker's commission. Under Federal law, the Fund Manager must obtain the Fund's and the Adviser's consent to effect agency cross transactions for the Managed Fund, which consent is hereby granted. The Fund Manager represents, warrants and covenants that all agency cross transactions for the Managed Fund will be effected by the Fund Manager strictly in accordance with Rule 206(3)-2 under the Investment Advisers Act of 1940. An agency cross transaction is where the Fund Manager purchases or sells securities from or to a non-managed account on behalf of a client's managed account. Pursuant to this consent, the Fund Manager will only effect an agency cross transaction for the Managed Fund with a non-managed account. When the Fund Manager crosses transactions in connection with a step-out, the Fund Manager will receive a commission from the transaction only with respect to the non-managed account and will not receive a commission from the transaction with respect to the Managed Fund. In an agency cross transaction where the Fund Manager acts as broker for the Managed Fund, the Fund Manager receives commissions from both sides of the trade and there is a potentially conflicting division of loyalties and responsibilities. However, as both sides to the trade want to execute the transaction at the best price without moving the market price in either direction, the Fund Manager believes that an agency cross transaction will aid both sides to the trade in obtaining the best price for the trade. The fund or the adviser may revoke this consent by written notice to the fund manager at any time.

          (11) The Fund may terminate this Agreement by thirty (30) days written notice to the Adviser and the Fund Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Directors, or by vote of a majority of its outstanding voting securities. The Adviser may terminate this Agreement by thirty (30) days written notice to the Fund Manager and the Fund Manager may terminate this Agreement by thirty (30) days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of Section 15(a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

          (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until December 31, 2000 and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Fund, including a majority of those Directors who are not parties to this Agreement of interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund, and (2) is specifically approved at least annually by the vote of a majority of Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

          (13) The Adviser shall indemnify and hold harmless the Fund Manager, its officers and directors and each person, if any, who controls the Fund Manager within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Fund Manager's Agreement relates. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Fund Manager's Agreement or (ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Manager or such controlling persons.

          The Fund Manager shall indemnify and hold harmless the Adviser and each of its directors and officers and each person if any who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, against any loss, liability, damage or expense described in the foregoing indemnity, but only with respect to the Fund Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Fund Manager's Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Fund Manager, the Fund Manager shall have the rights and duties given to the Adviser, and the Adviser and each person so indemnified shall have the rights and duties given to the Fund Manager by the provisions of subsection (i) and (ii) of this Paragraph 13.

          (14) Except as otherwise provided in Paragraph 13 hereof and as may be required under applicable federal law, this Fund Manager's Agreement shall be governed by the laws of the State of Georgia.

          (15) The Fund Manager agrees to notify the parties within a reasonable period of time regarding a material change in the membership of the Fund Manager.

          (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

          (17) Unless otherwise permitted, all notices, instructions and advice with respect to security transactions or any other matters contemplated by this Agreement shall be deemed duly given when received in writing:

by the Fund Manager:                       Sanford C. Bernstein & Co., Inc.
                                           767 Fifth Avenue
                                           New York, NY 10153-0185

by the Adviser:                            Enterprise Capital Management, Inc.
                                           3343 Peachtree Road, N.E., Suite 450
                                           Atlanta, GA 30326-1022

by the Fund:                               The Enterprise Group of Funds, Inc.
                                           c/o Enterprise Capital Management, Inc.
                                           3343 Peachtree Road, N.E., Suite 450
                                           Atlanta, GA 30326-1022

     or by such other person or persons at such address or addresses as shall be specified by the applicable party, in each case, in a notice similarly given. Each party may rely upon any notice or other communication from the other reasonably believed by it to be genuine.

          (18) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

          (19) This Agreement constitutes the entire agreement between the Fund Manager, the Adviser and the Fund relating to the Managed Fund.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunder duly affixed and attested, as of the date first above written.

(SEAL)                                                 THE ENTERPRISE GROUP OF FUNDS, INC.

ATTEST:          /s/ CATHERINE R. MCCLELLAN            By: /s/ VICTOR UGOLYN
       -----------------------------------------           -------------------------------------------------
                      Secretary                            Victor Ugolyn, Chairman, President
                                                           and Chief Executive Officer

(SEAL)                                                 ENTERPRISE CAPITAL MANAGEMENT, INC.

ATTEST:          /s/ CATHERINE R. MCCLELLAN            By: /s/ VICTOR UGOLYN
       -----------------------------------------           -------------------------------------------------
                      Secretary                            Victor Ugolyn, Chairman, President
                                                           and Chief Executive Officer

(SEAL)                                                 SANFORD C. BERNSTEIN & CO., INC.

ATTEST:              /s/ JEAN MARGO REID               By: /s/ ROGER HERTOG
       -----------------------------------------           -------------------------------------------------
               Title: SVP & Secretary                      Name: Roger Hertog
                                                           Title: President